American States Water Company Announces
Issuance of $160 Million Senior Unsecured Notes at GSWC

San Dimas, California. . . American States Water Company (NYSE:AWR) announced today that on July 8, 2020, its wholly owned water utility subsidiary, Golden State Water Company (“GSWC”), completed the issuance of unsecured private placement notes totaling $160,000,000. In connection with the transaction, GSWC issued (i) $85,000,000 aggregate principal amount of Series A Senior Notes at a coupon rate of 2.17% due July 8, 2030, and (ii) $75,000,000 aggregate principal amount of Series B Senior Notes at a coupon rate of 2.90% due July 8, 2040. Interest on the Notes will be payable semiannually on January 8 and July 8. The Notes are unsecured and will rank equally with GSWC’s unsecured and unsubordinated debt. GSWC used the proceeds to pay down short-term borrowings and to fund operations and capital expenditures.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.
American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.
CONTACT:    Eva G. Tang
Senior Vice President - Finance, Chief Financial
Officer, Corporate Secretary and Treasurer
(909) 394-3600, extension 707